                                                                   EX-5.1
                 [Letterhead of Carter, Ledyard & Milburn]

                                    January ___, 1998


Brill Media Company, LLC
420 N.W. Fifth Street, Suite 3-B
P.O. Box 3353
Evansville, Indiana 47732

Ladies and Gentlemen:

      This opinion is rendered in connection with Registration Statement (No. ) on Form S-4 (the "Registration Statement") of Brill Media Company, LLC, a Virginia limited liability company ("BMC"), and Brill Media Management, Inc., a Virginia corporation ("Media" and collectively with BMC, the "Company"), relating to $105,000,000 in aggregate principal amount of the Company's Series B 12% Senior Notes due 2007 (the "Exchange Notes") and $3,000,000 aggregate principal amount of the Company's Series B Appreciation Notes due 2007 (the "Exchange Appreciation Notes"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's outstanding 12% Senior Notes due 2007 (the "Original Notes") and the Company's outstanding Appreciation Notes due 2007 (the "Original Appreciation Notes"), respectively.

      In connection with this opinion, we, as special counsel to the Company, have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Indenture (the "Indenture") dated as of December 30, 1997 among the Company, the subsidiary guarantors of the Company (the "Guarantors") and United States Trust Company of New York, as trustee (the "Trustee"), pursuant to which the Exchange Notes would be issued, (ii) the Appreciation Notes Indenture (the "Appreciation Note Indenture") dated as of December 30, 1997 among the Company, the Guarantors and the Trustee, pursuant to which the Exchange Appreciation Notes would be issued,(iii) the Registration Statement, (iv) the form of Exchange Notes, (v) the form of Exchange Appreciation Notes, (vi) the form of guarantees by the Guarantors of the Exchange Notes and the Exchange Appreciation Notes (the "Guarantees") and
(vii) all such

Brill Media Company, LLC                                                     -2-


additional agreements, certificates and other statements of government officials and officers and other representatives of the Company and other documents as we have deemed necessary to form a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied upon certificates of public officials and certificates and other written statements of officers of the Company.

            Based upon and subject to the foregoing and to the qualifications expressed below, we advise you that, in our opinion:

      (i) The Exchange Notes, when duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and (B) general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

      (ii) The Exchange Appreciation Notes, when duly executed by the proper officers of the Company, duly authenticated by the Trustee in accordance with the terms of the Appreciation Note Indenture and issued and delivered in accordance with the terms of the Exchange Offer and the Appreciation Note Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and (B) general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

     (iii) Each Guarantee will constitute a valid and legally binding agreement of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms, except that enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and (B) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

      The opinions rendered herein are qualified, inasmuch as they relate to the Exchange Appreciation Notes, to the extent that they are subject to the applicability of the limitations on rates of interest imposed by sections 190.40 and 190.42 of the New York Penal Law. Section 5-501(6)(b) of the New York General Obligations Law provides an exemption from such sections for loans or forbearances aggregating two million five hundred thousand dollars or more which are to be made or advanced "to any one borrower" in one or more installments pursuant to a written agreement. Inasmuch as the Exchange Appreciation Notes would be issued by BMC and Media jointly and severally, and there has not been any allocation of the aggregate value of the Exchange Notes and the Exchange Appreciation Notes as between BMC and Media, it is in the

Brill Media Company, LLC                                                     -3-


absence of controlling precedent not clear that the exemption contained in
Section 5-501(6)(b) is available. However, in view of the facts that (i) BMC is the sole owner of Media and, indirectly, of all of the Guarantors, (ii) the Exchange Notes and the Exchange Appreciation Notes are integral parts of one transaction, (iii) the aggregate principal amount of the Exchange Notes and the Exchange Appreciation Notes greatly would exceed the minimum amount set forth in
Section 5-501(6)(b) and (iv) the issuance of the Exchange Notes, the Exchange Appreciation Notes and the Guarantees are integral parts of transactions that resulted from arms-length negotiations in which BMC, Media and each Guarantor had an opportunity to consult with their financial and legal advisors, we believe that a court applying the law of New York would conclude that the exemption contained in Section 5-501(6)(b) is available in the circumstances.

      We are admitted to practice law in the State of New York and the opinions expressed herein are limited to the laws of the State of New York. We have relied, as to certain matters of the laws of the Commonwealth of Virginia, on the accompanying opinion dated January ____, 1998 of Thompson & McMullan, P.C.

      We hereby consent to being named in the Registration Statement and in the Prospectus which constitutes a part thereof as special counsel for the Company and the Guarantors who have passed upon certain legal matters in connection with the securities to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,